Exhibit N.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Experts”, “Selected Consolidated Financial Data” and “Senior Securities”, and to the use of our reports dated (a) March 11, 2008, with respect to your consolidated financial statements, including the consolidated schedule of investments, and the effectiveness of internal control over financial reporting of Hercules Technology Growth Capital, Inc. and dated (b) April 18, 2008 with respect to the Senior Securities table of Hercules Technology Growth Capital, Inc. included in the Registration Statement (Form N-2) and related Prospectus for the registration of 10,200,000 share of its common stock.

/s/ Ernst & Young LLP

San Francisco, California

April 18, 2008